U. S. Securities and Exchange Commission
                          Washington, D. C.  20549

                                  FORM 8-A

            FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE AT OF 1934

                           TWO MOONS KACHINAS CORP.
                           ------------------------
         (Exact name of registrant as specified in its charter)

           NEVADA                                      87-0656515
           ------                                      ----------
(State or Other Jurisdiction of                 (I.R.S. Employer I.D. No.)
 incorporation or organization)


                           9005 Cobble Canyon Lane
                             Sandy, Utah 84093
                             -----------------
                   (Address of Principal Executive Offices)

     Securities to be registered pursuant to Section 12(b) of the Act:

          None.

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

     Securities Act registration statement file number to which this form relates:

                                333-53458
                                ---------

     Securities to be registered pursuant to Section 12(g) of the Act:

                               Common stock
                               ------------
                             (Title of Class)

Item 1.   Description of Registrant's Securities to be Registered.

Common Stock.
-------------

     On March 31, 2003, there were 579,800 outstanding shares of our common stock.

     We have the authority to issue only one class of stock, 50,000,000 shares of one mill ($0.001) par value common voting stock. The holders of our common stock are entitled to one vote per share on each matter submitted to a vote at a meeting of our stockholders, except to the extent that the voting rights of our shares of any class or series of stock are determined and specified as greater or lesser than one vote per share in the manner provided by our Articles of Incorporation. The shares of our common stock do not carry cumulative voting rights in the election of directors.

     Our stockholders have no pre-emptive rights to acquire additional shares of our common stock or other securities. Our common stock is not subject to redemption rights and carries no subscription or conversion rights. In the event of liquidation of our Company, the shares of our common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. All shares of our common stock now outstanding are fully paid and non-assessable.

     Our Bylaws authorize the Board of Directors to declare dividends on our outstanding shares.

     Our common stock holders are not personally liable for the payment of our debts. Our shares of common stock are "penny stock" as defined in Rule 3a51-1 of the Securities and Exchange Commission. This designation may adversely affect the development of any public market for our common stock or, if such a market develops, its continuation. Broker-dealers are required to personally determine whether an investment in "penny stock" is suitable for customers.

Item 2.   Exhibits.

     The following reports and/or registration statements have been filed by the Registrant with the Securities and Exchange Commission, and are incorporated herein by reference:

          Form Type                     Filing Date
          ---------                     -----------

          SB-2                            05/14/01
             Articles of Incorporation
             Bylaws
             Opinion of Branden T. Burningham
             Consent of Independent Public Accountants
             Consent of Branden T. Burningham
          SB-2/A                          07/18/01
             Bylaws
             Consent of Independent Public Accountants
          SB-2/A                          07/30/01
          10-QSB   (06/30/01)             09/12/01
          10-QSB   (09/30/01)             11/08/01
          10-KSB   (12/31/01)             03/28/02
          10-QSB   (03/31/02)             05/20/02
          10-QSB   (06/30/02)             08/14/02
          10-QSB   (09/30/02)             11/12/02
          10-QSB/A (09/30/02)             11/20/02
          10-KSB   (12/31/02)             03/26/03
          10-QSB   (03/31/03)             05/13/03

                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         TWO MOONS KACHINAS CORP.


Date: 5/27/03                            By /s/ David C. Merrell
      -------                            ---------------------------
                                         David C. Merrell
                                         President and Sole Director